UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT: July 22, 2009

CHINA NATURAL GAS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-31539	98-0231607
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

19th Floor, Building B, Van Metropolis
Tang Yan Road, Hi-Tech Zone
Xian,710065, Shaanxi Province
China
(Address of principal executive offices)

86-29-88323325
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On July 22, 2009, China Natural Gas, Inc., through its variable interest entity, Xi’an Xilan Natural Gas Co., Ltd. (“Xi’an Xilan”), entered into a joint venture agreement (“Joint Venture Agreement”) with China National Petroleum Corporation Kunlun Natural Gas Co., Ltd. (“Kunlun”). Pursuant to the Joint Venture Agreement, Xi’an Xilan will form a Joint Venture Company with Kunlun (the “Joint Venture Company”) to construct and operate compressed natural gas (“CNG”) stations, conduct sales of CNG, convert gasoline fueled vehicles to hybrid (natural gas/gasoline) powered vehicles and other related technical services in Henan province, China.

The Joint Venture Company will have an initial registered capital of RMB50,000,000 (approximately US$7,350,000). Kunlun will contribute RMB25,500,000 in cash, representing 51% of the Joint Venture Company’s total registered capital, upon the approval of the governing officers of Kunlun.

Xi’an Xilan will contribute RMB24,500,000, representing 49% of the Joint Venture Company’s total registered capital, in two installments. The first installment will be RMB10,000,000 in cash and the second installment of RMB14,500,000 will be either cash, property (currently expected to be a fleet of tankers consisting of two locomotives and four tanks)or a combination of cash and property.

Both parties will share the management responsibilities of the operations of the Joint Venture
Company. The Joint Venture Company shall have a term of 20 years commencing on August 1, 2009 and terminating on July 31, 2029.

A translation of the Joint Venture Agreement described above is filed as Exhibit 10.1 and the above summary of the agreement is qualified in its entirety by reference to such agreement, which is incorporated herein.

Item 9.01: Financial Statements and Exhibits.

10.1	Translation of the Joint Venture Agreement dated July 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NATURAL GAS, INC.

Date: July 28, 2009	By:	/s/ Qinan Ji
Qinan Ji
Chief Executive Officer